Exhibit (d)(36)

AMENDED AND RESTATED FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

HARDING, LOEVNER FUNDS, INC.

400 Crossing Boulevard, Fourth Floor

Bridgewater, New Jersey 08807

September 8, 2023

Harding Loevner LP

400 Crossing Boulevard, Fourth Floor

Bridgewater, New Jersey 08807

Ladies and Gentlemen:

1.	The following are series (each, a “Fund”) of Harding, Loevner Funds, Inc., a Maryland corporation (“Company”):

Global Equity Portfolio

International Equity Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

International Equity Research Portfolio

Global Equity Research Portfolio

Emerging Markets Research Portfolio

Chinese Equity Portfolio

Emerging Markets ex China Portfolio

International Developed Markets Equity Portfolio

Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2.	Harding Loevner LP (“you”) is the Adviser to each Fund pursuant to an Investment Advisory Agreement as set forth below:

Fund	Date

Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio and Frontier Emerging Markets Portfolio	August 26, 2009

International Equity Research Portfolio	December 17, 2015

Global Equity Research Portfolio and Emerging Markets Equity Research Portfolio	December 19, 2016

Chinese Equity Portfolio	December 16, 2020

Emerging Markets ex China Portfolio	September 13, 2022

International Developed Markets Equity Portfolio	September 28, 2022

International Carbon Transition Equity Portfolio	December 14, 2022

3. You hereby agree that you will waive a portion of the applicable management fee payable to you by each Fund and/or reimburse the Fund for its other operating expenses through the date indicated in the chart below, to the extent that the aggregate operating expenses otherwise would exceed the applicable percentage shown in the chart below (each, a “Maximum Permitted Rate”):

Fund Name	Share Class	Maximum Permitted Rate	Date
Global Equity Portfolio	Advisor	1.20%	February 28, 2024
	Institutional	0.90%	February 28, 2024
	Institutional Class Z	0.80%	February 28, 2024

International Equity Portfolio	Investor	1.25%	February 28, 2024
	Institutional	1.00%	February 28, 2024
	Institutional Class Z	0.80%	February 28, 2024

International Small Companies Portfolio	Investor	1.30%	February 28, 2024
	Institutional	1.15%	February 28, 2024
	Institutional Class Z	1.00%	February 28, 2024

Institutional Emerging Markets Portfolio	Institutional	1.10%	February 28, 2024
	Institutional Class Z	1.00%	February 28, 2024

Emerging Markets Portfolio	Advisor	1.30%	February 28, 2024

Frontier Emerging Markets Portfolio	Investor	2.00%	February 28, 2024
	Institutional Class	1.75%	February 28, 2024
	Institutional Class Z	1.35%	February 28, 2024

Global Equity Research Portfolio	Institutional	0.80%	February 28, 2024

International Equity Research Portfolio	Institutional	0.75%	February 28, 2024

Fund Name	Share Class	Maximum Permitted Rate	Date
Emerging Markets Research Portfolio	Institutional	1.15%	February 28, 2024

Chinese Equity Portfolio	Institutional	1.15%	February 28, 2024

Emerging Markets ex China Portfolio	Institutional	1.10%	February 28, 2024

International Developed Markets Equity Portfolio	Institutional	0.80%	February 28, 2024

International Carbon Transition Equity Portfolio	Institutional	0.80%	February 28, 2024

4. You further agree that you will continue the applicable management fee waiver and/or expense reimbursement under Paragraph 3 above until the later of (A) the dates set forth above or (B) the date on which the Fund’s prospectuses are updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

5. Each Maximum Permitted Rate does not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) interest, taxes, brokerage commissions and extraordinary expenses, and you are not obligated to waive administrative fees or reimburse operating expenses to the extent that the Fund’s aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

6. This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Company.

7. You understand that you shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other Fund of the Company, nor any of the Company’s directors, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, except (a) Paragraph 7 shall be governed by, construed and enforced in accordance with the laws of the State of Maryland and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Ryan Bowles
Name: Ryan Bowles
Title: President

The foregoing Agreement is hereby accepted as of September 8, 2023

Harding Loevner LP

By:	/s/ Aaron J. Bellish
Name: Aaron J. Bellish
Title: Chief Executive Officer